Peoples Heritage Bank
                                            Member FDIC

                                          COMMERCIAL NOTE


$ 200,000.00                                              Portland     , Maine
                                                          September 13,   1996

        FOR VALUE RECEIVED, the undersigned (hereinafter called the "Borrower"), jointly and severally if more than one, promise(s) to pay to the order of PEOPLES HERITAGE SAVINGS BANK (hereinafter called the "Lender"), at any of its banking offices or at such other place as may be designated in writing by the Lender, the principal sum of *Two Hundred Thousand and NO/100** Dollars ($*200,000.00*), together with interest on the principal sum from time to time advanced at (Check one):

        INTEREST RATE:

        X      the fixed rate of *ten*            Percent (*10.00* %) per annum

        / /    a variable annual rate which shall at all times be equal to
               Percent (               %) per annum above the "Base Rate" which
               shall mean (i) the base lending rate as determined from time to time by The First National Bank of Boston or the successor thereto, or (ii) if said bank shall cease to determine such base lending rate, then the highest prime rate as published in the Wall Street Journal, or (iii) if not so published, then the prime rate as published in a generally recognized source determined by Lender. Lender shall not be required to notify Borrower of adjustments in said variable interest rate, and such adjustments shall become effective immediately upon any change in such Base Rate.

        / /    other:

until paid in full in accordance with the following payment schedule, which the Borrower agrees to follow (Check one).

PAYMENT SCHEDULE:

        X in monthly installments of *Five Thousand Seventy Two and 52/100*Dollars $ *5,072.52**) each, including principal and interest (which payments are based upon an
               amortization schedule of     Four (4)      years), commencing on
               October 13, 1996, and monthly thereafter until September 13, 2000 when all principal and interest remaining unpaid shall be due and payable in a single balloon payment, notwithstanding the foregoing amortization schedule. The Lender shall, on or about each anniversary of the date of this Note, adjust the amount of such installments to an amount which, based on changes in the interest rate then applicable to this Note, will maintain the original amortization schedule. Payment of all accrued interest hereunder shall be due monthly even though such interest payment may exceed the installment amount as so determined.

        / /    in one principal payment, due on      ,  19       with interest
               only payable monthly, commencing on     , 19       and monthly
               thereafter until said principal balance with accrued interest is paid in full.

        / /    in one payment of principal and accrued interest due on  , 19   .

        / /    other:

               All payments shall be applied first to unpaid interest and then to outstanding principal, until paid in full. All interest hereunder shall be computed on the basis of the actual number of days elapsed over a 360 day year. If any payment is not received within fifteen (15) days of when due, then Borrower shall pay to Lender a late payment fee of six percent (6.0%) of the amount of such delinquent payment.

               DEFAULT INTEREST RATE: Lender shall have the right to charge interest on the unpaid principal balance hereof at an interest rate of three percent (3.0%) per annum in excess of the rate of interest otherwise payable as provided herein, for any period after an event of default (as defined below) shall have occurred and until the same shall have been cured or expressly waived by Lender in writing.

PREPAYMENT:  This Note may be prepaid in full or in part (check one):

        / /  without prepayment charge or premium

        / /  with a prepayment charge of         % of the amount prepaid

        X with a prepayment charge to be calculated pursuant to the formula set forth in Lender's Commitment Letter to Borrower dated August 29,1996

Unless Lender expressly agrees otherwise partial prepayments will not affect the payment schedule required above.

SECURITY:

        1. This Note is secured and/or guaranteed pursuant to the terms and conditions of the following documents which, unless otherwise noted below, are dated on or about the date of this Note (check as many as apply):

        //     a mortgage and security agreement on property located at


        / / a collateral assignment of leases and rentals relating to the property described in said mortgage and security agreement

        X a security agreement respecting personal property, namely (but without limitation): accounts receivable, inventory, fixed
               assets, and  equipment                              .

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        / /    a guaranty or guaranties executed by

        X other: This Loan and the collateral for the Loan will be cross-collateralized with all other Loans of Borrower with Bank.

               This Note may also be secured by documents executed in the
future by Borrower or by any Guarantor.  If checked here        this Note is
secured as a future advance pursuant to the terms of an existing Mortgage and
Security Agreement from Borrower to Lender dated          and recorded in the
 County Registry of Deeds in Book           , Page        . This Note may also
be secured by existing security agreements, guaranties or other documents if the provisions of such existing documents state that they shall secure all future obligations or liabilities of Borrower to Lender. All documents which secure or guaranty this Note, whether executed prior hereto, on even date herewith or in the future, are hereinafter called "Security Documents."

DEFAULT:

        2. The entire principal balance hereof, together with all interest and other charges, as applicable, shall become due and payable at the option of the Lender, upon the occurrence of any one or more of the following events, each of which shall constitute an event of default hereunder: (a) the insolvency of the Borrower or any Guarantor; or (b) the making of any assignment for the benefit of creditors of the Borrower or any Guarantor, or
(c) the issuance of filing of any attachment, levy, or other judicial process on or against any of the Borrower's or any Guarantor's assets; or (d) the appointment of a receiver, trustee or custodian for all or any portion of the property of the Borrower or any Guarantor; or (e) the commencement of any proceedings under any state or federal bankruptcy or insolvency law or under laws for relief of debtors, by or against the Borrower or any Guarantor; or
(f) the occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower or any Guarantor as, in the opinion of the Lender, materially impairs the Collateral (if any) or the prospect of repayment of any amounts outstanding hereunder; or (g) the death, incompetency, dissolution, business failure (which term includes, without limitation, the cessation of normal business operations) or termination of existence of the Borrower or any Guarantor; (h) the failure of the Borrower or any Guarantor to pay their respective debts as they mature; (i) any representation or statement made or furnished to Lender by or on behalf of any Borrower or Guarantor is false or misleading in any material respect; (j) any default in the payment of any sums due under this Note when due, or default by the Borrower or any Guarantor in performance of any other obligation under this Note; (k) the failure of Borrower or any Guarantor to timely provide to Lender the financial statements, tax returns or other information required pursuant to the terms of any loan commitment letter from Lender relating to the loan evidenced by this Note or the failure of Borrower to perform any other obligations or agreements set forth in any such commitment letter; or (1) default beyond any applicable cure period in the payment, satisfaction or performance by the Borrower or any Guarantor of any condition or obligation under any of the Security Documents or under any documents executed in connection with any other Liabilities of the Borrower or any Guarantor to the Lender.

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REMEDIES:

        3. Upon the occurrence of any event of default under this Note the Lender may declare due and payable at once all amounts outstanding hereunder. The Lender shall not be required to pursue or to exhaust its remedies against the Borrower, or its successors, or against any other party liable for payment hereof, whether maker, Guarantor, or otherwise, or against any property or assets mortgaged or pledged as security herefor, but upon nonpayment or nonperformance hereof may immediately demand and enforce payment and performance from any one or more of Borrower(s) or Guarantor(s), or may seek to realize upon the value of any collateral, without the necessity of joining any other Borrower(s) or Guarantor(s), and in each case without any requirement of first seeking to collect the debt evidenced by the Note from any other source. Each Borrower hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Note may be brought in any state or federal court in the State of Maine, at the election of Lender. By the execution and delivery hereof, each Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any such court in any such action or proceeding. Borrower irrevocably agrees that in addition to any methods of service provided for under applicable law, all service of process in any such legal action or proceeding may be made by certified mail, return receipt requested to the Borrower's address pursuant to paragraph 7 below. Each Borrower and each Guarantor shall be liable for, and hereby agrees to pay, upon demand, any and all costs or expenses of any nature whatsoever incurred by the Lender in endeavoring to collect or enforce this Note against any party including, without limiting the generality of the foregoing, reasonable attorneys' fees and expenses. The Lender shall not be deemed to have waived any of its rights or remedies under this Note or under any of the Security Documents by any act, delay, omission or failure or refusal to exercise any of such rights or remedies. No waiver by Lender of any kind shall be valid unless it is in writing and signed by an officer of the Lender, and then only to the extent specifically stated. All of the rights and remedies of the Lender shall be cumulative and not exclusive, and may be exercised on any one or more occasions either singularly or concurrently.

        4. Borrower hereby grants to Lender, as security for the payment and performance of this Note, a continuing lien on and security interest in any and all deposit accounts and funds on deposit therein (general or specific, time or demand, regardless of maturity or the Bank branch where the deposit accounts are held) now or hereafter held by Lender and other sums credited by or due from Lender to Borrower or subject to withdrawal by Borrower, whether or not any other person or persons could also withdraw money therefrom (collectively hereinafter called the "Deposits"). After any event of default Lender may "freeze" or place a "hold" on any Deposits by suspending Borrower's right to withdraw the Deposits and may set off any Deposits (including those previously frozen or placed on hold) against any amounts payable by Borrower under this Note or any other Liabilities. Failure of the Lender to take necessary steps to preserve rights against any parties with respect to any property in its possession shall not be deemed a failure to exercise due care.

WAIVERS:

        5. The Borrower and each Guarantor hereby (1) waive presentment, notice of dishonor, protest, notice of protest, and any and all other notices of any nature whatsoever in connection with the delivery, acceptance, performance, default or enforcement of this Note and (2) consent and agree that the Lender may at any time and from time to time without affecting the liability of Borrower or of any Guarantor or of any other person (excepting any person expressly released in writing) for payment of the debt evidenced by this Note or for performance of any obligation contained herein, and without affecting Lender's rights with respect to any security not expressly released in writing: (a) release any person liable for all or any part of the indebtedness or for performance of any obligation; (b) extend the time for payment of any amounts due under this Note; (c) grant any releases, compromises or indulgences with respect to this Note or any extensions, renewals, or acceleration hereof or substitutions herefor or with respect to any Collateral securing the payment of sums outstanding under this Note to any party primarily or secondarily liable hereunder, or (d) modify the provisions of this Note all without notice to or consent of any Borrower or any Guarantor; (3) waive all recourse to suretyship and guarantorship defenses generally; and (4) waive the right to direct the application of any payment hereunder. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS, WHETHER ARISING UNDER THE CONSTITUTIONS OF THE UNITED STATES OR OF ANY STATE, ANY RULES OF CIVIL PROCEDURE, COMMON OR STATUTORY LAW, OR OTHERWISE, TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM INVOLVING LENDER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE OR ANY OF THE SECURITY DOCUMENTS.

MISCELLANEOUS:

        6. If, for any reason, any payment to Lender applied to amounts outstanding hereunder is required to be refunded by Lender to Borrower or to any Guarantor or turned over by Lender to any other person or entity, Borrower and each Guarantor agree to pay to Lender on demand an amount equal to the payment so refunded or turned over by Lender and the liability of Borrower and each Guarantor shall not be treated as having been discharged by the original payment to Lender giving rise to such refunded or turned over payment.

        7. All notices, demands or requests provided for or permitted to be given pursuant to this Note must be in writing and shall be given by personal delivery or by depositing the same in the United Sates mail, post paid and certified, return receipt requested at the addresses set forth below, as such addresses may be changed by notice given to the other party.

        Lender's Address:                    Borrower's Address:
        Peoples Heritage Savings Bank
        One Portland Square                  56 Evergreen Drive
        P.O. Box 9540                        Portland, Maine  04103
        Portland, Maine  04112-9540
        Attn:  Commercial Loan Dept.

        8. Each borrower and each Guarantor shall be jointly and severely liable to the Lender under this Note and each Borrower has subscribed his/her/its name hereto without condition that any other person or entity shall sign or become bound hereunder and without any other conditions whatever. Any Borrower that is a corporation hereby warrants that it is validly formed, in existence and in good standing at the present time, with all necessary authority to enter into, execute and deliver this Note. No invalidity or unenforceability of any portion or obligation of this Note shall affect the validity or enforceability of the remaining portions or obligations hereof. This Note and all actions taken pursuant hereto shall be governed by, and interpreted and construed in accordance with, the laws of the State of Maine. This Note evidences a loan for business and commercial purposes and not for personal, household, or family purposes. The use of captions in this Note is for purposes of convenience only, and no caption shall affect the meaning of this Note. As used herein, the word: (1) Liabilities means any and all liabilities, indebtedness, and obligations of each Borrower and Guarantor to Lender of any nature whatsoever, now existing or hereafter arising, due or to become due, absolute or contingent, direct or indirect and whether joint, several, or joint and several; (2) Guarantor shall mean and include each endorser, surety, guarantor or other party primarily or secondarily liable to the Lender with respect to this Note other than the Borrower; (3) Borrower shall mean each undersigned party; and (4) Lender shall mean Peoples Heritage SavingsBank and each future holder of this Note. This Note and the provisions hereof shall be binding upon the heirs, executors, administrations, successors, legal representatives and assigns of the Borrower and each Guarantor and shall inure to the benefit of the Lender, its successors, legal representatives and assigns. This Note is intended to take effect as a sealed instrument.

WITNESS                       ImmuCell Corporation, a Delaware Corporation


By: /S/:  Dan Thorton         By: /S/:  Michael F.
Brigham

                                  Its:  Chief Financial Officer and Treasurer



Each of the above Borrower(s) is jointly and severally liable under this Commercial Note.











02-122  9/92


White - Note File         Canary - Loan Servicing
Pink - Collateral File    Goldenrod - Credit
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